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                                                                    EXHIBIT 99.2



                                VCA ANTECH, INC.
                              COMPLETES MERGER WITH
                         NATIONAL PETCARE CENTERS, INC.

        LOS ANGELES, CALIFORNIA, JUNE 1, 2004 - VCA ANTECH, INC. (NASDAQ NM
SYMBOL: WOOF), a leading animal health care company in the United States today announced that it has completed the merger with National PetCare Centers, Inc. ("NPC"). Under the agreement, VCA Antech acquired NPC for $76.5 million (less assumed debt) in cash. NPC operates 68 animal hospitals in 11 states with annual revenues in 2003 of $81.7 million.

        Statements contained in this release that are not based on historical information, including the statements as to the expected benefits of the combination of the two companies, are forward-looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are: the ability to successfully integrate the two companies and achieve expected operating synergies following the merger; the level of direct costs and the ability of the Company to maintain revenue at a level necessary to maintain expected operating margins; the level of selling, general and administrative costs; the effects of competition; the effects of the Company's recent acquisitions and its ability to effectively manage its growth; the ability of the Company to service its debt; the continued implementation of VCA Antech's management information systems; pending litigation and governmental investigations; general economic conditions; and the results of the Company's acquisition program. These and other risk factors are discussed in the Company's recent filing with the Securities and Exchange Commission on Form 10-K and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

        VCA Antech owns, operates and manages the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country.

        Media contact:  Tom Fuller, Chief Financial Officer
                        (310) 571-6505



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